CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Conservative Equity Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 18 to the Registration Statement of Strong Conservative Equity Funds, Inc. (comprising, respectively, the Strong American Utilities Fund, Strong Equity Income Fund, Strong Growth and Income Fund, Strong Blue Chip 100 Fund and Strong Limited Resources Fund) on Form N-1A of our report dated December 4, 1998, on our audits of the financial statements and financial highlights of Strong Conservative Equity Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
February 26, 1999


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